Exhibit 10.33

PHILIP MORRIS INTERNATIONAL INC. 2017 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
(Vesting in Installments)
FOR PHILIP MORRIS INTERNATIONAL INC. COMMON STOCK (May 1, 2020)

PHILIP MORRIS INTERNATIONAL INC. (the “Company”), a Virginia corporation, hereby grants to the employee identified in the Award Statement (the “Employee”) under the Philip Morris International Inc. 2017 Performance Incentive Plan (the “Plan”), a Restricted Stock Unit Award (the “Award”) dated May 1, 2020 (the “Award Date”) with respect to the number of shares of the Common Stock of the Company (the “Common Stock”) set forth in the Award Statement (the “RSUs”), all in accordance with and subject to the following terms and conditions:

1.Normal Vesting. Subject to Section 2 of this Agreement below, the RSUs shall vest in two (2) installments over a two (2) year period as set forth in the Award Statement (each period, a “Vesting Period” with the vesting date for such period, the “Period Vesting Date”), provided that the Employee remains an employee of the PMI Group during each such Vesting Period through the final vesting date for the award as set out in the Award Statement (the “Final Vesting Date”), and provided further that the Employee has complied with all applicable provisions of HSR.

2.Termination of Employment Before Vesting Date.

(a)In the event of the termination of the Employee’s employment with the PMI Group prior to the Vesting Date due to (i) death, Disability, (ii) Normal Retirement, (iii) termination of employment unilaterally by the Company (other than for cause), as set forth in the agreement with the Employee effective as of May 1, 2020 (the “Employment Agreement”), or (iv) early retirement or termination of employment (other than for cause) in either case by mutual agreement and after the Employee has attained age 58, then the RSUs shall become fully vested on the date of death, Disability, Normal Retirement, or such early retirement or termination of employment or the date specified in such mutual agreement; provided, however, that the event of the termination set forth in item (iii) of this Section 2(a), the vesting would be further subject to the terms of the Employment Agreement.

(b)Subject to the provisions of section 6(a) of the Plan, if the Employee’s employment with the PMI Group is terminated prior to a Period Vesting Date in circumstances not specified in items (i), (ii), (iii) or (iv) of the preceding paragraph, the Employee shall forfeit all rights to the unvested RSUs for the Vesting Periods during which the termination occurred. Notwithstanding the foregoing and except as provided in section 6(a) of the Plan, upon the termination of an Employee’s employment with the PMI Group, the Compensation Committee may, in its sole discretion, vest some or all of such unvested RSUs.

(c)If within the period of 12 months prior to the date of termination of employment, the Employee was an Executive Officer (as designated by the Board of Directors of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) and the termination of employment of such Employee is due to a reason other than death or Disability, any shares of Common Stock that are received by such Employee as a result of accelerated vesting provisions of Section 2(a) or (b), shall be automatically subject to a holding period that expires 12 consecutive months from the date of termination of employment.

3.Voting and Dividend Rights; Withholding Tax on Dividend Equivalents. The Employee does not have the right to vote the RSUs or receive dividends prior to the date, if any, such RSUs are paid to the Employee in the form of Common Stock pursuant to the terms hereof. However, unless otherwise determined by the Compensation Committee, the Employee shall receive cash amounts (less applicable withholding taxes) equal to the dividends paid from the date the Award is granted through the date of payment under Section 7 of this Agreement with respect to shares of Common Stock issuable with respect to the Award, as such dividends are paid.

4.Transfer Restrictions. This Award and the RSUs are non-transferable and may not be transferred, assigned, hypothecated, pledged or otherwise encumbered and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the RSUs shall be forfeited. These restrictions shall not apply, however, to any payments received pursuant to Section 7 of this Agreement below. In addition, shares of Common Stock subject to the holding period described in Section 2 (c) of this Agreement may not be transferred, assigned, hypothecated, pledged or otherwise encumbered for the duration of the applicable holding period.

5.Withholding Taxes on Common Stock upon Vesting. With respect to Common Stock issuable upon vesting, the Company is authorized to satisfy the actual statutory withholding taxes, or hypothetical withholding tax amounts if applicable, arising from this Award by (a) deducting the number of shares of Common Stock payable under the RSUs having an aggregate value equal to the amount of withholding taxes due from the total number of shares of Common Stock payable under the RSUs becoming subject to current taxation or (b) the remittance of the required amounts from any proceeds realized upon the open-market sale of the Common Stock received in payment of vested RSUs by the Employee. Shares of Common Stock payable under the RSUs deducted from this Award in satisfaction of tax withholding shall be valued at the Fair Market Value of the Common Stock on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Employee under applicable tax laws. If the Employee is on an international assignment, the Company will calculate the amount of hypothetical tax which will be imposed on the Employee’s RSUs, in accordance with the Company’s guidelines in force at the time the withholding obligation arises.

6.Death of Employee. If any of the RSUs shall vest upon the death of the Employee, any Common Stock received in payment of the vested RSUs shall be registered in the name of the estate of the Employee.

7.Settlement of RSUs. Each RSU granted pursuant to this Award represents an unfunded and unsecured promise of the Company, subject to the vesting and other terms of this Agreement, to issue to the Employee one share of the Common Stock on the applicable Period Vesting Date. Except as otherwise expressly provided in the Award Statement and subject to the terms of this Agreement, such issuance shall be made to the Employee (or, in the event of his or her death to the Employee’s estate as provided above) as soon as reasonably practicable following the vesting of the RSU pursuant to Section 1 or 2 of this Agreement (and, if the Employee is subject to US Federal income tax, in no event later than March 15 of the calendar year following such Employee’s separation from service, except as otherwise provided in Section 8 below), provided, however, that if the Company determines that settlement in the form of Common Stock is impractical or impermissible under the laws of the Employee’s country of residence, the RSUs will be settled in the form of cash, and provided further that any applicable waiting period under HSR has expired or been terminated.

8.Special Payment Provisions. Notwithstanding anything in this Agreement to the contrary, if the Employee is subject to US Federal income tax on any part of the payment of the RSUs, and will become eligible for Normal Retirement (a) for RSUs with a Vesting Date between January 1 and March 15, before the calendar year preceding the Vesting Date and (b) for RSUs with a Vesting Date after March 15, before the calendar year in which such Vesting Date occurs, then the RSUs shall be subject to the following provisions of this Section 8. If the Employee is a “specified employee” within the meaning of Code section 409A, any payment of RSUs under Section 7 of this Agreement above that is on account of his separation from service and is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid as soon as reasonably practicable after the first day of the seventh month, or thirteenth month in situations described in Section 2(c) of this Agreement if applicable, beginning after the date of the Employee’s separation from service or, if earlier, as soon as reasonably practicable following the Employee’s death. During such delayed distribution period, the Employee shall continue to receive cash amounts equal to dividends on Common Stock pursuant to Section 3 of this Agreement, and such amounts shall be paid to the Employee as such dividends are paid. In the event of a “Change in Control” under section 6(b) of the Plan that is not also a “change in control event” with the meaning of Treas. Reg. §1.409A-3(i)(5)(i), the RSUs shall vest as set forth in section 6(a) of the Plan, but shall not be paid upon such Change in Control as provided by section 6(a) of the Plan, and shall instead be paid at the time the RSUs would otherwise be paid pursuant to this Agreement. References to termination of employment and separation from service shall be interpreted to mean a separation from service, within the meaning of Code section 409A, with the Company and all of its affiliates treated as a single employer under Code section 409A. This Agreement shall be construed in a manner consistent with Code section 409A.

9.Board Authorization in the Event of Restatement. Notwithstanding anything in this Agreement to the contrary, if the Board of Directors of the Company or an appropriate Committee of the Board determines that, as a result of fraud, misconduct, a restatement of the Company’s financial statements, or a significant write-off not in the ordinary course affecting the Company’s financial statements, an Employee has received more compensation in connection with this Award than would have been paid absent the fraud, misconduct, write-off or incorrect financial statement, the Board or Committee, in its discretion, shall take such action with respect to this Award as it deems necessary or appropriate to address the events that gave rise to the fraud, misconduct, write-off or restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, causing the partial or full cancellation of this Award and, with respect to RSUs that have vested, requiring the Employee to repay to the Company the partial or full Fair Market Value of the Award determined at the time of vesting. The Employee agrees by accepting this Award that the Board or Committee may make such a cancellation, impose such a repayment obligation, or take other necessary or appropriate action in such circumstances.

10.Other Terms and Definitions. The terms and provisions of the Plan (a copy of which will be furnished to the Employee upon written request to the Office of the Secretary, Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan.

For purposes of this Agreement, (a) the term "Disability" means permanent and total disability as determined under procedures established by the Company for purposes of the Plan, and (b) the term "Normal Retirement" means retirement from active employment under a pension plan of any member of the PMI Group or under an employment contract with any member of the PMI Group on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Employee is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which (i) the meaning of "Normal Retirement" is uncertain under the definition contained in the prior sentence or (ii) a termination of employment at or after age 65 would not otherwise constitute "Normal Retirement ,"an Employee 's termination of employment shall be treated as a ''Normal Retirement" under such circumstances as the Compensation Committee, in its sole discretion, deems equivalent to retirement. "PMI Group" means the Company and each of its subsidiaries and affiliates. Generally, for purposes of this Agreement, (x) a "subsidiary" includes only any company in which the Company, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (y) an "affiliate" includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the Company of greater than 50 percent or (B) is under common control with the Company through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the Company and the affiliate. "Compensation Committee" means the Compensation and Leadership Development Committee of the Board of Directors of the Company. "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. "Code section 409A"means section 409A of the Internal Revenue Code and the regulations thereunder.

    IN WITNESS WHEREOF, this Restricted Stock Unit Agreement has been duly executed as of May 1, 2020.

                PHILIP MORRIS INTERNATIONAL INC.

                /s/ JERRY WHITSON
                Deputy General Counsel and Corporate Secretary
                Philip Morris International Inc.
4